Exhibit 99.1

Ecosphere Technologies Announces Results of Biocide Free Frac Program with Southwestern Energy

STUART, Fla., July 2, 2010 (GLOBE NEWSWIRE) -- Ecosphere Technologies, Inc. (OTCBB: ESPH), a diversified water engineering and environmental services company, announces that its patented Ecosphere Ozonix technology has completed the initial six months of an environmental services contract with Southwestern Energy Company. The service contract has involved an in depth, field, safety, and laboratory testing program in the Fayetteville Shale to replace biocides used in the fracturing process.

Ecosphere Technologies, through its majority owned subsidiary Ecosphere Energy Services, LLC, has provided its EcosFrac Water Treatment services on forty (40) Fayetteville Shale wells from November 2009 through June 30, 2010. Energy companies are facing increasing environmental and regulatory pressures for the use of chemicals in the fracturing process. The Ecosphere Ozonix process has received three (3) U.S. Patents this year under the U.S. Patent Office Green Tech Fast Track Program for its patented Ozonix technology to eliminate biocides in the fracturing of natural gas wells.

Aaron Horn, President of Ecosphere Energy Services stated, "We are proud of the progress we've made with Southwestern Energy in the Fayetteville Shale proving the effectiveness of our environmentally-friendly bacteria treatment services. We now have results over a wide range of wells that proves we can economically replace liquid chemical biocides with our patented Ecosphere Ozonix process."

Robbie Cathey, Chief Operating Officer of Ecosphere Energy Services added, "Ecosphere Energy Services has been focused on providing Southwestern Energy with bacteria free frac fluid using the Ecosphere Ozonix technology since November of 2009. We now have a proven, safe and effective way to treat for bacteria without using liquid biocides."

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About Ecosphere Technologies

Ecosphere Technologies, Inc. (OTCBB: ESPH) is a diversified water engineering and environmental services company. Ecosphere Technologies provides environmental services and technologies for use in large-scale and sustainable applications across industries, nations and ecosystems.

For more information, please visit: www.ecospheretech.com.

Investor Relations Contact:

Gerald Kieft
The WSR Group
772-219-7525
EcosphereIR@wallstreetresources.net
www.wallstreetresources.net/ecosphere.asp